Exhibit 3.2

CERTIFICATE OF DESIGNATIONS, POWERS,
PREFERENCES AND RIGHTS
OF

5.50% FIXED-RATE NON-CUMULATIVE
PERPETUAL PREFERRED
STOCK, SERIES A
($25.00 liquidation preference per share)

OF

DIME COMMUNITY BANCSHARES, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Dime Community Bancshares, Inc., a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that the following resolution was duly adopted by the Pricing Committee of the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the resolutions of the Board of Directors dated January 29, 2020 and Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation (as may be amended from time to time, the “Certificate of Incorporation”) and pursuant to the authority duly delegated to the Pricing Committee by the Board of Directors:

RESOLVED, that the Corporation be, and hereby is, authorized to issue a new series of its preferred stock, par value $0.01 per share, with a liquidation preference of $25.00 per share, in the aggregate, of up to $75,000,000, on the following terms and with the following designations, powers, preferences and rights:

1.           Designation and Amount. The series of preferred stock, par value $0.01 per share, shall be designated as the “5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”). The Series A Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series A Preferred Stock shall be 2,999,200 shares. The number of shares of Series A Preferred Stock may be increased from time to time pursuant to the provisions of Section 7 hereof and any such additional shares of Series A Preferred Stock shall form a single series with the Series A Preferred Stock. Each share of Series A Preferred Stock shall have the same designations, powers, preferences and rights as every other share of Series A Preferred Stock.

2.           Dividends.

(a)          Holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 5.50% per annum for each Dividend Period (as defined below) from February 5, 2020, the original issue date of the Series A Preferred Stock (the “Issue Date”), beginning on May 15, 2020. If the Corporation issues additional shares of Series A Preferred Stock after the Issue Date, dividends on such additional shares of Series A Preferred Stock may accumulate from and including the Issue Date, the then most recent Dividend Payment Date or any other date the Corporation specifies at the time such additional shares of Series A Preferred Stock are issued.

A “Dividend Period” means the period from, and including, a Dividend Payment Date (as defined below) to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include the Issue Date.

(b)          If declared by the Board of Directors or a duly authorized committee of the Board of Directors, the Corporation shall pay dividends on the Series A Preferred Stock quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on May 15, 2020 (each such day on which dividends are payable, a “Dividend Payment Date”). In the event that any Dividend Payment Date falls on a day that is not a Business Day (as defined below), then the dividend payment due on that date shall be due on the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement.

A “Business Day” means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in the State of New York, are generally authorized or required by law or governmental action to close.

(c)          Dividends shall be payable to holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.

(d)          Dividends payable on shares of the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. If the Corporation redeems the Series A Preferred Stock pursuant to Section 6, dividends on shares of the Series A Preferred Stock shall cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption. No interest shall be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears.

(e)          Dividends on shares of the Series A Preferred Stock shall not be cumulative. If for any reason the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period or be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for that Dividend Period, whether or not the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend on the Series A Preferred Stock for any subsequent Dividend Period with respect to the Series A Preferred Stock or for any future dividend period with respect to any other series of preferred stock of the Corporation or common stock, par value $0.01 per share, of the Corporation (the “Common Stock”).

(f)          So long as any share of the Series A Preferred Stock remains outstanding, unless full dividends on all outstanding shares of the Series A Preferred Stock in respect of the most recently completed Dividend Period have been declared and paid in full or a sum sufficient for the payment thereof set aside for such payment:

(i)           no dividend shall be declared or paid or a sum sufficient for the payment thereof set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Securities (as defined below) (other than (1) a dividend payable solely in Junior Securities or (2) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(ii)          no shares of Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) as a result of a reclassification of Junior Securities for or into other Junior Securities, (2) the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities, (4) purchases, redemptions or other acquisitions of shares of the Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (5) purchases of shares of Junior Securities pursuant to a contractually binding requirement to buy Junior Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan, or (6) the purchase of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid or made available for a sinking fund for the redemption of any such security by the Corporation; and

(iii)         no shares of Parity Securities (as defined below) shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Securities, if any, (2) as a result of a reclassification of Parity Securities for or into other Parity Securities, (3) the exchange or conversion of Parity Securities for or into other Parity Securities or Junior Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Securities, (5) purchases, redemption or other acquisitions of shares of Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or pursuant to a contractually binding requirement to buy Parity Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan, or (6) the purchase of fractional interests in shares of Parity Securities pursuant to the conversion or exchange provisions of such Parity Securities or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

(g)          No dividends shall be declared or paid or funds set apart for the payment of dividends on any Parity Securities, if any, for any period unless dividends on the shares of Series A Preferred Stock have been contemporaneously declared and paid in full or a sum sufficient for the payment thereof set aside for such payment for all declared and unpaid dividends (without accumulation of any undeclared dividends) for all Dividend Periods. When dividends are not paid in full upon the shares of Series A Preferred Stock and any other Parity Securities, if any, all dividends declared and paid upon the shares of the Series A Preferred Stock and any other Parity Securities, if any, shall be declared on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, if any, on such Parity Securities, if any, bear to each other. No Interest shall be payable in respect of any dividend payment on the Series A Preferred Stock that may be in arrears.

(h)          Subject to the conditions in this Section 2, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on Junior Securities or Parity Securities, if any, from time to time out of any assets legally available for such payment, and the holders of the Series A Preferred Stock shall not be entitled to participate in those dividends.

(i)           Dividends on the Series A Preferred Stock shall not be declared, paid or funds set apart for the payment thereof to the extent such act would cause the Corporation to fail to comply with any applicable laws and regulations, including applicable capital adequacy rules of any appropriate federal banking regulator or agency.

3.            Liquidation Preference.

(a)          Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidating distribution of $25.00 per share, plus an amount equal to the sum of any declared and unpaid dividends, without accumulation of any undeclared dividends, for Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution, before any payment or distribution of assets to the holders of the Common Stock or any other class or series of Junior Securities.

Holders of the Series A Preferred Stock shall not be entitled to any other amounts from the Corporation and shall have no right or claim to any of the remaining assets of the Corporation after such holders have received their full liquidating distribution as provided for in this Section 3.

(b)          In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, the amounts paid to the holders of the Series A Preferred Stock and the holders of Parity Securities, if any, shall be paid pro rata in accordance with the respective aggregate liquidating distributions owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of the Series A Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, have been paid in full to all such holders, the holders of Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)          For purposes of this Section 3, the merger or consolidation by the Corporation with or into any other entity or by another entity with or into the Corporation, including a merger or consolidation in which the holders of the Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease, exchange or other transfer of all or substantially all of the assets or business of the Corporation for cash, securities or other consideration, shall not constitute a liquidation, dissolution or winding up of the Corporation. If the Corporation enters into any merger or consolidation transaction with or into any other entity and the Corporation is not the surviving entity in such transaction, the Series A Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms that are substantially similar to the terms of the Series A Preferred Stock set forth herein.

4.           Preemption and Conversion. The holders of the Series A Preferred Stock shall not have any preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock. The holders of the Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of, or any interest or property in, the Corporation.

5.           Voting Rights.

(a)          The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of the Common Stock, except as provided in this Section 5 or as otherwise specifically required by law.

(b)          So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series A Preferred Stock and any Voting Parity Stock, voting together as a single class of the Corporation’s capital stock, shall be required to authorize or increase the authorized amount of, or issue or create shares of, any class or series of Senior Securities, or reclassify any authorized capital stock into any such shares of Senior Securities, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Securities.

(c)          So long as any shares of the Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series A Preferred Stock, voting together as a separate class of the Corporation’s capital stock, shall be required to:

(i)           amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized Common Stock or authorized preferred stock or the creation and issuance, or an increase or decrease in the authorized or issued amount, of other series of capital stock ranking equally with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock; or

(ii)          consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have terms that are substantially similar to the terms of the Series A Preferred Stock.

(d)          If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six or more quarterly Dividend Periods, whether or not consecutive, the number of directors on the Board of Directors shall be increased by two until continuous noncumulative dividends for at least one year on all outstanding shares of Series A Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of Series A Preferred Stock shall have the right, voting as a class together with holders of any other equally ranked series of preferred stock as to payment of dividends and that have similar voting rights, if any (such stock, “Voting Parity Stock”), to vote for the election of such two additional members of the Board of Directors (such additional directors, the “Preferred Directors”), at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series A Preferred Stock or any other series of Parity Securities (unless such request is received less than 90 days before the date fixed for the Corporation’s next annual or special meeting of the stockholders, or if no such request is made, in either event such election shall be held at such next annual or special meeting of the stockholders), to hold office for a term of one year; provided that the Board of Directors shall at no time include more than two Preferred Directors. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the Preferred Directors shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of the Series A Preferred Stock shall cease, subject to increase in the number of directors as described in this clause (d) and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly Dividend Periods, whether or not consecutive, as described in this clause (d).

(e)          Any Preferred Director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of the Series A Preferred Stock voting together as a class with the holders of Voting Parity Stock, to the extent the voting rights of such holders described in clause (d) above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any Preferred Director becomes vacant for any reason other than removal, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described in Section 6, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 6), and the terms of any Preferred Directors shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Parity Stock have similarly terminated.

(f)          In exercising the voting rights set forth in this Section 5 or when otherwise granted voting rights by operation of law or by the Corporation, each share of the Series A Preferred Stock shall be entitled to one vote.

(g)          The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of the Series A Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of the Series A Preferred Stock shall have been redeemed or shall have been called for redemption by the giving of notice thereof pursuant to Section 6(c) below and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

(h)          Notice for a special meeting to elect the Preferred Directors shall be given in a similar manner to that provided in the Corporation’s bylaws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any requesting holder of Series A Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section (5)(h), and for that purpose shall have access to the stock register of the Corporation.

6.           Redemption.

(a)          The Series A Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series A Preferred Stock shall not have the right to require the redemption or repurchase of the Series A Preferred Stock.

(b)          The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of assets lawfully available therefor the Series A Preferred Stock, in whole or in part, from time to time, on or after February 15, 2025, subject to the approvals required by Section 6(g), at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to, but excluding, the redemption date.

(c)          At any time within 90 days after a Regulatory Capital Treatment Event (as defined below), the Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may provide notice of its intent to redeem the Series A Preferred Stock in accordance with the procedures described below, and the Corporation may subsequently redeem, out of assets lawfully available therefor, the Series A Preferred Stock in whole, but not in part, subject to the approvals required by Section 6(g), at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to but excluding the redemption date.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any:

(i)           amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock;

(ii)          proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock; or

(iii)        final official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is made, adopted, approved or becomes effective after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the aggregate liquidation preference of the shares of Series A Preferred Stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

(d)          If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Any notice so mailed as provided in this Section 6(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice and any defect in such notice or in the mailing thereof, to any holder of shares of the Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series A Preferred Stock. Each notice of redemption shall state (i) the redemption date; (ii) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares of the Series A Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates, if any, evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed shall cease to accrue on the redemption date.

(e)          If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been irrevocably set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors, which bank or trust company may be an affiliate of the Corporation (the “Depositary Company”), in trust for the pro rata benefit of the holders of the shares called for redemption, then, on and after the redemption date, dividends shall cease to accrue on shares of the Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, including rights described under Section 5, except the right to receive the redemption price equal to $25.00 per share plus any declared and unpaid dividends for prior Dividend Periods and any declared and unpaid (whether or not declared) dividends for the Dividend Period to, but excluding, the redemption date, without interest.

(f)          In the case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares of the Series A Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of the Series A Preferred Stock in proportion to the number of Series A Preferred Stock held by such holders, by lot or in such other manner as the Corporation may determine to be fair and equitable and permitted by the rules of any stock exchange on which the Series A Preferred Stock is issued, subject to the provisions hereof. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Series A Preferred Stock shall be redeemed from time to time.

(g)          Any redemption of the Series A Preferred Stock is subject to the Corporation’s receipt of any required prior approval by the Board of Governors of the Federal Reserve System or any other appropriate federal regulatory agency and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System or other applicable guidelines of any other appropriate federal regulatory agency applicable to redemption of the Series A Preferred Stock.

(h)          Shares of the Series A Preferred Stock that have been reacquired in any manner by the Corporation, including shares purchased, otherwise acquired for value or redeemed pursuant to this Section 6, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) after such acquisition be retired and have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued by the Corporation as part of any series of preferred stock other than as Series A Preferred Stock.

7.            Amendment of Resolution. The Board of Directors reserves the right from time to time to increase (but not in excess of the total number of authorized shares of preferred stock) or decrease (but not below the number of shares of Series A Preferred Stock then outstanding) the number of shares that constitute the Series A Preferred Stock by further resolution adopted by the Board of Directors or a duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Certificate of Incorporation. The Corporation may from time to time, without notice to or the consent of holders of the Series A Preferred Stock, issue additional shares of Series A Preferred Stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series A Preferred Stock.

8.           Rank. The shares of Series A Preferred Stock shall rank:

(a)          senior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Junior Securities” refers to the Common Stock and any other class or series of capital stock over which the Series A Preferred Stock has preference or priority, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require);

(b)          on parity, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks either junior or senior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Parity Securities” refers to any class or series of capital stock that ranks on a parity with the shares of Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

(c)          junior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, as to any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Senior Securities” refers to any class or series of capital stock that ranks senior to the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require and junior to all existing and future indebtedness and other liabilities of the corporation).

9.           Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

10.         Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

11.          Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the Certificate of Incorporation or bylaws of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through DTC, such notices may be given to the beneficial owners of the Series A Preferred Stock in any manner permitted by DTC.

12.         Other Rights. The shares of Series A Preferred Stock shall not have any powers, preferences, privileges or rights other than as expressly set forth herein or in the Certificate of Incorporation or as provided by applicable law.

[Signature Page to follow]

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has· hereunto sether hand as of this 4th day of February, 2020.

DIME COMMUNITY BANCSHARES, INC.

By:	/s/ Patricia M. Schaubeck
Name: Patricia M. Schaubeck
Title: Executive Vice President and General Counsel